Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 3 to Form F-1 of our report dated February 27, 2015 (November 16, 2015 as to the Organization and Principal Activities in Note 1 and Subsequent Events in Note 14), relating to the consolidated financial statements of Yirendai Ltd., its subsidiaries and its consolidated variable interest entity as of and for the two years in the period ended December 31, 2014, and related financial statement schedule appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

December 10, 2015